Supplement to Prospectus Dated May 19, 1997

                                                          Dated: August 27, 1997

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                        6,900,000 shares of Common Stock
           (Issuable upon the exercise of Class A Redeemable Warrants)

                        3,450,000 shares of Common Stock
           (Issuable upon the exercise of Class B Redeemable Warrants)

                          BENTLEY PHARMACEUTICALS, INC.

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           For a period of 63 days (the "Class A Discount  Period"),  commencing on September 16, 1997 and terminating at 5:00 p.m., New York time on November 17, 1997, Bentley Pharmaceuticals, Inc. (the "Company") will offer all holders of the Company's Class A redeemable warrants (the "Class A Warrants") an exercise incentive. During the Class A Discount Period, the exercise price for all outstanding Class A Warrants will be reduced from $3.00 to $2.00 as to each Class A Warrant.

           Further, for a period of 120 days (the "Class B Discount Period"; together with the Class A Discount Period, the "Discount Periods"), commencing on September 16, 1997 and terminating at 5:00 p.m., New York time on January 13, 1998, the Company will offer all holders of the Company's Class B redeemable Warrants (the "Class B Warrants"; collectively with the Class A Warrants, the "Warrants"), issuable upon exercise of the Class A Warrants, an exercise incentive. During the Class B Discount Period, the exercise price for all outstanding Class B Warrants will be reduced from $5.00 to $3.00 as to each two Class B Warrants.

           To ensure exercise of (a) the Class A Warrants at the price of $2.00 as to each Class A Warrant and (b) the Class B Warrants at the price of $3.00 as to each two Class B Warrants, the total purchase price and all supporting documentation with respect to each exercise must be received at the offices of American Stock Transfer & Trust Company (the "Warrant Agent") according to the terms of the Warrant Agreement prior to the expiration of the respective Discount Periods.

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                                                    Underwriting
                                     Price to       Discounts and  Proceeds to
                               Warrantholder(1)(2)   Commissions    Company(2)
Per Class A Warrant...........        $2.00              --           $2.00
Per Class B Warrant...........        $3.00              --           $3.00
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Total.........................     $24,150,000           --        $24,150,000
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


(1) There is no assurance that the market value of the shares of Common Stock issuable upon exercise of the Class A Warrants and/or the Class B Warrants will at any time after exercise thereof exceed the exercise price paid therefor.

(2) Assumes the exercise of all Class A Warrants and Class B Warrants during the Discount Periods.

                              --------------------

           The net proceeds which may be realized by the Company upon the exercise of the Class A Warrants and the Class B Warrants during the Discount Periods, after deduction of expenses of this offering, will be $24,100,000. Inasmuch as the Company has received no firm commitments for the exercise of the Class A Warrants or the Class B Warrants, no assurance can be given that all or a substantial portion of the Class A Warrants or the Class B Warrants will be exercised.




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